HUBCO PRESS RELEASE



                                         HUBCO, INC.
                                         1000 MacArthur Blvd.
                                         Mahwah, NJ  07430
                                         (NASDAQ:HUBC)




AT THE COMPANY;                          AT THE FINANCIAL RELATIONS BOARD,INC.
- ---------------                          -------------------------------------
Kenneth T. Neilson, Pres. & CEO          Kerry Thalheim/Regina Lenihan
(201) 236-2631                           675 Third Avenue
Richard Linhart,                         New York, NY  10017
Executive Vice President & CFO           (212) 661-8030
(201) 236-6141


FOR IMMEDIATE RELEASE
April 29, 1996

                  HUBCO, Inc. and Hometown Bancorporation, Inc.
                       Sign a Definitive Merger Agreement

         Mahwah, New Jersey, April 29, 1996--HUBCO, Inc.(NASDAQ:HUBC) and Hometown Bancorporation, Inc.(NASDAQ:HTWN) announced today the signing of a definitive merger agreement. HUBCO, Inc. will acquire Hometown Bancorporation by merger and merge its subsidiary, the Bank of Darien, into Lafayette American Bank and Trust Company which is merging with HUBCO under a definitive merger agreement dated February 6, 1996. Under the terms of the Hometown Agreement, Hometown shareholders will receive $17.75 per share in cash. In connection with the execution of the merger agreement, Hometown has issued an option to HUBCO which, under certain defined circumstances, could enable HUBCO to purchase up to 435,000 shares of Hometown common stock. The transaction, which is expected to close during the third quarter, will be accounted for under the purchase accounting method.

         The merger is subject to approval by Federal and Connecticut bank regulatory authorities and the shareholders of Hometown, as well as other customary conditions. Hometown Bancorporation, Inc. is a $210 million commercial bank headquartered in Darien, Connecticut with offices in Darien and Westport. HUBCO, Inc. owns Hudson United Bank with assets of $1.7 billion and more than 60 offices in Northern New Jersey. Upon consummation of its merger agreement with Lafayette American, Lafayette's nineteen Connecticut offices primarily in Fairfield and New Haven counties with over $720 million in assets will also become part of HUBCO.

         HUBCO's President and Chief Executive Officer, Kenneth T. Neilson commented, "This acquisition will expand HUBCO's Connecticut franchise in Fairfield County and is expected to be accretive to earnings per share. Hometown's market area both expands and overlaps that of Lafayette American. The investments which HUBCO has made in products and technology over the past eighteen months will bring new services to Hometown customers while continuing HUBCO's drive to increase revenues and achieve efficiencies. This merger represents a continuation of HUBCO's strategy to develop a chain of efficient community banking institutions providing local services to their customers and communities while achieving efficiencies through technology, centralized processing and strong incentive programs."

         Kevin Gage, President and Chief Executive Officer of Hometown stated, "We believe this transaction is favorable to both the stockholders and customers of Hometown. HUBCO shares our belief in community banking and is committed to delivering the high standard of service and professionalism which our customers have come to expect. Through HUBCO's added products and services, as well as technological enhancements used in the delivery of those products and services, HUBCO will be filling a void presently existing in the Connecticut marketplace."

         This will be HUBCO's fifteenth acquisition in the last five and one half years.